7961 SHAFFER PARKWAY Exhibit 99.1
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchange

NEWS

Vista Gold Corp. Announces Appointment of John Rozelle as VP Technical Services and the Execution of an Additional Option Agreement for its Awak Mas Gold Project in Indonesia

DENVER, June 14, 2011 - Vista Gold Corp. (“Vista” or the “Corporation”) (NYSE Amex and TSX: VGZ) is pleased to announce that Mr. John W. Rozelle has been appointed VP Technical Services and will be based in Vista's corporate office in Littleton. Mr. Rozelle is an economic and mining geologist with more than 30 years of experience.  Most recently Mr. Rozelle was the manager of the mineral resource division of Tetra Tech.  He has personal experience with more than 100 gold projects and other metal projects in 48 countries.  Mr. Rozelle holds a BA in Geology from the State University of New York at Plattsburgh and a MS in Geochemistry from the Colorado School of Mines and is a Qualified Person as defined by National Instrument 43-101.

Fred Earnest, Vista's President and COO of the Corporation, commented, "We are very pleased to have John Rozelle join our team.  John’s proven ability to manage technical studies coupled with his global gold project experience strengthens our Mt. Todd gold project feasibility study and development team and will increase our overall technical skills, so that we can take better advantage of potential acquisition opportunities going forward."

Additionally, Vista announced that on June 13, 2011, the Corporation’s wholly-owned subsidiary, Vista Gold (Barbados) Corp. (“Vista Barbados”) entered into an acquisition of additional option agreement (“Additional Option Agreement”) with Pan Asia Resources Corp. (“Pan Asia”).  The Additional Option Agreement provides Pan Asia with the opportunity to earn an additional 20% interest in the Corporation's Awak Mas gold project in Indonesia after it has earned a 60% interest in the project pursuant to the JV Agreement (as defined below).  Pan Asia can acquire the additional 20% interest by (a) making cash payments totaling US$2,500,000 over the next nine months; (b) issuing shares with a value equal to US$2,000,000 or making a cash payment of US$2,000,000 within 12 months, depending on whether Pan Asia completes an initial public offering; and (c) carrying out a 5,000 meter drilling program in an area outside of the current project resource area within 18 months.

As previously announced, in December 2009, Pan Asia and Vista Barbados executed a joint venture agreement (“JV Agreement”) allowing Pan Asia to earn a 60% interest in the project by: (a) expending US$3,000,000 on the project within a specified period of time; (b) completing an environmental impact assessment and feasibility study (in compliance with Canadian National Instrument 43-101); and (c) issuing to Vista 2,000,000 shares of Pan Asia and the right to purchase up to an additional 2,000,000 shares of Pan Asia in the event Pan Asia completes an initial public offering of its shares.

If Pan Asia completes the undertakings required in the JV Agreement and the Additional Option Agreement, Pan Asia will hold an 80% interest in the Awak Mas gold project.

Referring to the Pan Asia transaction, Mr. Earnest added, "Pan Asia has demonstrated their ability to advance the Awak Mas gold project and conduct business in Indonesia effectively. If Pan Asia is successful in developing the Awak Mas gold project we will have the opportunity to participate with a 20% direct interest in the project and through our ownership in Pan Asia.  Currently we own 4.4% of the issued and outstanding shares of Pan Asia. The Additional Option Agreement will provide some additional capital for Vista and further enable us to maintain our focus on the development of the Mt. Todd gold project in Australia, finalizing the permitting at the Concordia gold project and progressing our new exploration program we have initiated at our Guadalupe de los Reyes exploration project in Mexico.”

About Vista Gold Corp.

Vista is focused on the development of the Mt. Todd gold project in Northern Territory, Australia, and the Concordia gold project in Baja California Sur, Mexico, to achieve its goal of becoming a gold producer. Vista holds approximately 34% of the outstanding shares of Midas Gold Corp., a private exploration company, which has a large exploration property in Idaho, including the Yellow Pine property previously held by the Corporation.  Vista’s other holdings include the Guadalupe de los Reyes gold-silver project in Mexico, the Awak Mas gold project in Indonesia, and the Long Valley gold project in California.  For more information about our projects, including technical studies and mineral resource estimates, please visit our website at www.vistagold.com.
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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, potential acquisition opportunities of the Corporation, payment by Pan Asia of the US$4.5 million over the next twelve months, completion by Pan Asia of the 5,000 meter drilling program at Awak Mas gold project, Pan Asia’s development of the Awak Mas gold project, the anticipated focus of the Company on the Mt. Todd gold project, finalizing permitting at the Concordia gold project, expected progress on the exploration program at Guadalupe de los Reyes, and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “hopes”, “believe”, “may”, “will”, “if”, “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, the availability of attractive acquisition opportunities, ability of Pan Asia to make cash payments, success of Pan Asia on its exploration and development plans, general market conditions, conducting work in Indonesia as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 14, 2011, and other documents filed with the SEC and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185.

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